EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Andrea Johnston, Pure Communications
(910) 616-5858
EPIX Announces 2007 First Quarter Financial Results
— Positive Results Reported from PRX-07034 Clinical Trial —
— Stream of Clinical Data Expected in 2007 —
LEXINGTON, Mass., May 8, 2007 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) today reported financial results for the first quarter ended March 31, 2007.
“We already have achieved several key milestones in the early part of this year, including the positive results from our Phase 1b trial of PRX-07034 and our continued progress in advancing our pipeline and building our internal corporate structure,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX. “We believe EPIX is well positioned for near-term catalysts and the achievement of key corporate clinical milestones in 2007.”
Financial Results
Net loss for the first quarter of 2007 was $19.5 million versus $4.5 million for the same period in 2006. The increase in the net loss is primarily due to increased research and development expenses associated with the four clinical programs acquired as a result of the company’s merger with Predix, as well as significant non-recurring legal and accounting costs relating to the now completed investigation of the company’s prior stock option practices.
Total revenues in the first quarter of 2007 were $2.0 million, compared to $1.7 million in the first quarter of 2006. The GAAP net loss in the first quarter of 2007 was $19.5 million, or $0.60 per share.
Research and development expenses totaled $13.5 million in the first quarter of 2007, compared to $3.9 million in the first quarter of 2006. The increase in research and development expenses is primarily attributable to the company’s clinical development programs as well as costs for the pre-clinical programs and internal costs which began after the Predix acquisition was completed on August 16, 2006.
General and administrative expense was $8.6 million in the first quarter of 2007 compared to $2.4 million in the first quarter of 2006. The increase in general and administrative expense is due primarily to legal and accounting costs associated with the stock option probe of the company’s historical stock option practices that was completed in the first quarter of 2007, as well as increased costs associated with an increase in personnel and infrastructure. Additionally, EPIX incurred greater legal expenses, including for patent-related matters, due to the increased complexity of the post-merger company.
As of March 31, 2007, EPIX had cash, cash equivalents and short-term investments of $95.0 million compared to $109.5 million on December 31, 2006. Management estimates that cash, cash equivalents and marketable securities on hand as of March 31, 2007 and anticipated revenue earned in 2007 and 2008, exclusive of any significant milestone payments or opt-in fees, will fund operations through 2008.
EPIX currently has $100.0 million of convertible debt outstanding. Approximately 32.6 million shares of common stock were outstanding at March 31, 2007.
EPIX Recent Corporate Highlights:
•	Statistically Significant Cognitive Results from Phase 1b trial of PRX-07034 — In April, EPIX reported positive results from its Phase 1b clinical trial of PRX-07034. The randomized, double-blind, placebo-controlled, Phase 1b, multiple ascending dose clinical trial was designed to study the safety, tolerability, pharmacokinetics and pharmacodynamics of PRX-07034 administered orally once-daily for 28 days in a population of 33 obese, but otherwise healthy adults. PRX-07034 was well tolerated up to 600 mg once per day. No serious adverse events were reported. For the predetermined endpoint that combines speed and accuracy, there was a dose-dependent effect which was statistically significant (p=0.014 vs. placebo) at the 600 mg dose. The drug also achieved promising results regarding its secondary endpoint which included the cognitive function (CogScreen™) test battery. Overall results on cognitive function showed a dose-dependent trend and a greater proportion of subjects on drug experienced weight loss during the one month period than subjects on placebo. The company expects the data from this trial to provide the basis for further clinical trials to evaluate the efficacy of PRX-07034.

•	PRX-03140 Well-Tolerated, Phase 2a Study Results on Track for End of 2007 — At an international Alzheimer’s meeting in April, EPIX presented clinical data from Phase 1 trials, which indicated that PRX-03140 is well tolerated and produced alterations in brain wave activity (alpha:theta ratio by qEEG) in patients with mild-to-moderate Alzheimer’s disease consistent with changes seen with cholinesterase inhibitors. A Phase 2a study of PRX-03140 alone and in combination with donepezil (Aricept®) is currently underway, with data expected at the end of 2007.

•	Stock Option Investigation Complete — On April 10, 2007, as a result of an investigation by a special committee of the board of directors into the company’s historical stock option practices, the company filed its Annual Report on Form 10-K restating its financial results for years prior to 2006. The adjustments did not affect previously reported revenue, cash, cash equivalents or marketable securities balances in any of the restated periods and related exclusively to stock option practices pre-dating the merger with Predix in August 2006.

•	Appeal Filed for Vasovist, Company in Discussions with FDA — On February 28, 2007, a formal appeal was filed with Steven Galson, M.D., director of the Center for Drug Evaluation and Research (CDER) at the U.S. Food and Drug Administration (FDA), asking the FDA to approve the company’s novel blood-pool imaging agent Vasovist™ (gadofosveset trisodium injection). The company is currently in discussions with the FDA regarding the appeals process. A response from the FDA is expected in the second quarter of 2007.

•	PRX-00023 Phase 2b Clinical Trial Initiated Ahead of Schedule — In late March, the company initiated a Phase 2b clinical trial in major depressive disorder (MDD) based on the positive depression data obtained last year from its clinical trial of PRX-00023 in patients with a primary diagnosis of generalized anxiety disorder. The randomized, double-blind, placebo-controlled trial is designed to evaluate the effect of treatment with up to 120 mg of PRX-00023 twice-daily for eight weeks as determined by change from baseline in the Montgomery Asberg Depression Rating Scale (MADRS) compared with placebo. All patients randomized to the drug treatment arm will begin with 40 mg PRX-00023 twice daily, and increase the dose, if tolerated, to a maximum of 120 mg twice daily within the first week. The trial is expected to enroll approximately 330 adult patients with MDD. Data from this trial are expected in the first half of 2008.
Anticipated 2007 Catalysts
•	FDA response to second level appeal for Vasovist — Second Quarter 2007

•	Results from Phase 2a trial of PRX-08066 in patients with pulmonary hypertension associated with chronic obstructive pulmonary disease — Mid-2007

•	Results from Phase 2a of PRX-03140 in Alzheimer’s disease — Late 2007
Upcoming Investor Events
•	BIO 2007 International Convention, Boston, MA, May 9, 2007, 9:30 a.m. EDT

•	Bank of America 2007 Healthcare Conference, Las Vegas, NV, May 30, 2007, 3:20 p.m. PDT

•	Needham & Co. Annual Biotechnology Conference, New York City, NY, June 13-14, 2007

About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has five internally-discovered therapeutic and imaging drug candidates currently in development for conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, PRX-03140 which is in a Phase 2a clinical trial in Alzheimer’s disease, PRX-00023 which is in a Phase 2b clinical trial in major depressive disorder, and PRX-07034, which recently completed a Phase 1b trial and is in clinical development for the treatment of obesity and cognitive impairment. The company also has a blood-pool imaging agent (Vasovist™) approved in 32 countries and marketed in Europe. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics, and Bayer Schering Pharma AG, Germany.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory and business strategies, the progress of our clinical development program and timing of the results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues	$1,955	$1,702

Operating expenses:
Royalties	54	44
Research and development	13,491	3,865
General and administrative	8,614	2,422
Restructuring	—	290

Total operating expenses	22,159	6,621
Other income, net	732	436
Provision for income taxes	38	44

Net loss	$(19,510)	$(4,527)

Net loss per share (basic and diluted)	$(0.60)	$(0.29)

Weighted average number of shares outstanding (basic and diluted)	32,586	15,523

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EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Cash, cash equivalents and marketable securities	$94,957	$109,543
Total assets	112,242	125,027
Convertible debt	100,000	100,000
Total liabilities	163,008	157,049
Stockholders’ deficit	(50,766)	(32,021)
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